Exhibit 10.1

SYMMETRICOM, INC.

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

Effective as of October 30, 2008

i

SYMMETRICOM, INC. AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

The Symmetricom, Inc. Deferred Compensation Plan (the “Prior Plan”) was adopted by Symmetricom, Inc. (the “Company”) effective as of January 1, 2000, on behalf of the Company and its designated subsidiaries. In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the Prior Plan is hereby amended and restated in its entirety as set forth herein (the “Plan”). Throughout, the term “Company” shall include wherever relevant any entity that is directly or indirectly controlled by the Company, any entity in which the Company has a significant equity or investment interest, or any subsidiary of the Company, as determined by the Committee.

RECITALS

1. The Company wishes to amend and restate the Prior Plan, which is a supplemental retirement plan for the benefit of the non-employee members of the Company’s Board of Directors, and for a select group of management or highly compensated employees of the Company, as set forth herein.

2. The Company wishes to provide that the amended and restated version of the Prior Plan shall be designated the Symmetricom, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”).

3. The Company wishes to provide under the Plan for the payment of accrued vested benefits to Plan participants and their beneficiaries.

4. Under the Plan, the Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries from the Company’s general assets.

5. The Company has entered into an agreement (the “Trust Agreement”) with Prudential Bank & Trust, FSB to be appointed as trustee (the “Trustee”) under an irrevocable trust (the “Trust”) to be used in connection with the Plan.

6. The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

7. The Company intends that amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

8. The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

9. The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

10. The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

NOW THEREFORE, the Company hereby establishes the Plan as follows:

ARTICLE I.

TITLE AND DEFINITIONS

1.1	Title.

This Plan shall be known as the Symmetricom, Inc. Amended and Restated Deferred Compensation Plan.

1.2	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

“Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to (a) the portion of the Participant’s Salary that he or she elects to defer, (b) the portion of the Participant’s Commissions that he or she elects to defer, (c) the portion of the Participant’s Bonus that he or she elects to defer, (d) the portion of the Participant’s Directors Fees that he or she elects to defer, (e) Company Contributions, if any, made to the Plan for the Participant’s benefit, and (f) adjustments to reflect deemed earnings pursuant to Section 4.1(d).

“Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Committee during the Participant’s lifetime.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Bonus” means any cash-based incentive compensation payable (other than Commissions) to a Participant in addition to the Participant’s Salary and Commissions.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section, as well as any applicable regulations promulgated with respect to such section.

“Commissions” means any cash-based commission compensation payable to a Participant.

“Committee” means the Committee appointed by the Board to administer the Plan in accordance with Article VIII.

“Company” means Symmetricom, Inc., any successor to all or substantially all of Symmetricom, Inc.’s business or assets, and as applicable, any entity that is directly or indirectly controlled by the Company, or any entity in which the Company has a significant equity or investment interest, as selected by the Committee to participate in the Plan.

“Company Contributions” is defined in Section 3.2.

“Compensation” means the Bonus, Commissions, Salary and/or Directors Fees that the Participant earns for services rendered to the Company, before reduction for amounts deferred pursuant to the Plan or other retirement or welfare benefit plans maintained by the Company.

“Director” means a non-employee member of the Board.

“Directors Fees” means the annual cash fees paid by the Company, including retainer fees, committee fees and meeting fees, paid by the Company to non-employee members of the Board as compensation for serving on the Board or a committee thereof.

“Disability” means total and permanent disability within the meaning of the Company’s long-term disability plan.

“Distributable Amount” means the amount credited to a Participant’s Account. Such amount shall be valued on the first day of the month following the calendar quarter in which the Participant is to receive a distribution under Article VII or as soon as administratively practicable thereafter, as determined in the sole and absolute discretion of the Committee.

“Distribution Event” means, with respect to each Participant, (a) the Participant’s Separation from Service, or (b) a specific date, if specified by the Participant pursuant to Article VII. A Participant’s Distribution Event election shall be made in writing at such time, on such form and subject to such procedures as the Committee may, in its sole and absolute discretion, specify from time to time.

“Eligible Employee” means an Employee who is in a select group of management or highly-compensated Employees as determined by the Committee.

“Employee” means a common law employee of the Company regularly-performing services in the United States.

“Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.3.

“Initial Election Period” means (a) for Employees who are Eligible Employees or Directors as of January 1, 2000, the period ending December 15, 1999; otherwise (b) the 30-day period following the date on which the individual first becomes eligible to participate in the Plan.

“Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) during each valuation period, but not less frequently than monthly.

“Participant’ means any Eligible Employee or Director who elects to defer Compensation in accordance with Section 3.1.

“Payment Commencement Date” means as soon as administratively possible after the first day of the month following the end of the calendar quarter in which the Participant has a Distribution Event.

“Plan” means the Symmetricom, Inc. Amended and Restated Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” means the calendar year.

“Post-2004 Deferrals” means any portion of a Participant’s Account which as of December 31, 2004 was not earned and vested for purposes of Section 409A of the Code. Post-2004 Deferrals, together with any earnings on any such amounts, shall be subject to Section 409A of the Code. Portions of a Participant’s Account which are not Post-2004 Deferrals, together with any earnings on such amounts, are not intended to be subject to Section 409A of the Code.

“Salary” means the Employee’s base salary for the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowances, or any other amounts paid to a Participant as compensation for services (regardless of whether or not such amounts are included in the Participant’s gross income).

“Separation from Service” means a termination of the Participant’s Service as a result of a termination of employment or service with the Company (including a termination of service on the Board, in the case of a Director) for any reason, including retirement, death or Disability; provided, however, with respect to Post-2004 Deferrals, a Separation from Service will not be deemed to occur unless the termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

“Service” means the Participant’s service as an Employee or as a Director.

“Specified Employee” means a Participant who is a “specified employee” of the Company for purposes of Section 409A(a)(2)(B)(i) of the Code.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee and, with respect to Post-2004 Deferrals, which constitutes an “unforeseeable emergency” for purposes of Section 409A(a)(2)(B)(ii) of the Code.

“Years of Service” means the Participant’s consecutive years of Service and any predecessor employer, as designated by the Committee. Such years of Service will be measured from the Participant’s most recent hire or service commencement date.

ARTICLE II.

PARTICIPATION

2.1	Participation.

An Eligible Employee or Director shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III.

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation.

(a) Initial Election Period. Each Eligible Employee or Director may elect to defer Compensation by filing an election with the Committee that conforms to the requirements of this Section, on a form approved by the Committee, no later than the last day of his or her Initial Election Period. In the event that an Eligible Employee or Director does not elect to defer Compensation during the Initial Election Period, the individual may subsequently elect to defer Compensation by filing an election for a subsequent Plan Year as described in subsection (h) of this Section.

(b) General Rule. The amount of Compensation that an Eligible Employee or Director may elect to defer is as follows:

(1)	Any whole percentage of Salary up to one hundred percent (100%); and/or

(2)	Any whole percentage of Bonus up to one hundred percent (100%); and/or

(3)	Any whole percentage of Commissions up to one hundred percent (100%); or

(4)	Any whole percentage of Directors Fees up to one hundred percent (100%);

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to any compensation payable to such Eligible Employee by the Company, (ii) amounts necessary to satisfy any other benefit plan withholding obligations, (iii) any resulting income taxes payable with respect to Compensation that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar type obligations.

(c) Minimum Deferrals. For each Plan Year during which the Eligible Employee or Director is a Participant, the minimum amount of Compensation that may be deferred under this Section shall be Five Thousand Dollars ($5,000) (One Thousand Dollars ($1,000) in the case of Directors); these minimum deferral amounts shall be prorated in the event that an individual first becomes an Eligible Employee or a Director after the start of the Plan Year.

(d) Effect of Initial Election to Defer Salary and/or Commissions and/or Directors Fees. An election to defer Salary and/or Commissions and/or Directors Fees made during an Initial Election Period shall be effective as to Salary and/or Commissions and/or Directors Fees earned beginning (in the case of Salary and/or Commissions) with the first pay period beginning after the Initial Election Period and beginning (in the case of Directors Fees) with any services performed as a Director after the Initial Election Period.

(e) Effect of Initial Election to Defer Bonus. An election made on or before December 15, 1999, to defer a Bonus shall be effective as to any Bonus paid for the period ending June 30, 2000. Thereafter, an election to defer any subsequent Bonus made during an Initial Election Period shall be effective as to any Bonus paid in the Plan Year following the Plan Year during which the election is made, provided such election is filed with the Committee on or before December 15 of the immediately preceding year; provided, however, that such election shall only apply to the portion of the Bonus that is attributable to services not yet performed, as determined in accordance with the regulations promulgated under Section 409A of the Code with respect to Post-2004 Deferrals.

(f) Duration of Salary and/or Commissions and/or Directors Fees Deferral Election. A Participant’s initial deferral election form with respect to Salary, Commissions and/or Directors Fees made pursuant to subsection (a) or (h) of this Section shall be irrevocable for the Plan Year for which it is filed, and shall thereafter continue in effect, pursuant to the terms of the deferral election form, unless and until the Participant submits to the Committee a subsequent deferral election form specifying a different Compensation deferral percentage or a form which notifies the Committee that the Participant no longer wishes to defer Compensation pursuant to the Plan (as described in Section 3.1(i) below). Each deferral election form with respect to Salary, Commissions and/or Directors Fees filed subsequent to the initial deferral election form shall similarly continue in effect until the Participant submits to the Committee a subsequent deferral election form specifying a different Compensation deferral percentage or a form which notifies the Committee that the Participant no longer wishes to defer Compensation pursuant to the Plan (as described in Section 3.1(i) below). Any subsequent deferral election form with respect to Salary, Commissions and/or Directors Fees must be filed with the Committee no later than December 15 of the Plan Year immediately preceding the beginning of the Plan Year for which the election shall be in effect and shall apply only with respect to the Participant’s Salary, Commissions and/or Directors Fee attributable to services not yet performed. A Participant’s deferral election shall terminate with respect to future Salary and/or Commissions and/or Directors Fees as provided in Section 3.1(i) below or upon the Participant ceasing to be an Eligible Employee or Director.

(g) Duration of Bonus Deferral Election. A Bonus deferral election made under subsection (a) or (h) of this Section shall be irrevocable and shall remain in effect for the Plan Year for which that election is made. Subject to the minimum deferral requirement of subsection (c) of this Section, the percentage of Bonus designated by the Participant for deferral must be restated, increased or decreased by filing a new election, in accordance with the terms of this Section, with the Committee no later than December 15 of the year immediately preceding the beginning of the subsequent Plan Year for which the election shall be in effect; provided, however, that such election shall only apply to a Bonus that is attributable to services not yet performed, as determined in accordance with the regulations promulgated under Section 409A of the Code with respect to Post-2004 Deferrals. A Participant’s Bonus deferral election shall terminate with respect to future Bonuses upon the Participant ceasing to be an Eligible Employee.

(h) Elections Other Than Elections During the Initial Election Period. Any Eligible Employee or Director who fails to elect to defer Compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee or Director who has

terminated a prior deferral election may again elect to defer Compensation, by filing an election, on a form approved by the Committee, to defer Compensation as described in subsection (b) above. An election to defer Compensation must be filed no later than December 15 (or such other date as the Committee may establish from time to time) and will be effective for Salary and/or Commissions and/or Directors Fees earned beginning (in the case of Salary and/or Commissions) with the first pay period beginning on and after the beginning of the next succeeding Plan Year and as to any Directors Fees or Bonus paid for the Plan Year after the election is made and which are attributable to services not yet performed at the time of the filing of such election.

(i) Termination of Deferral Election. Notwithstanding the foregoing, a Participant may, at any time, terminate his or her deferral election with respect to Salary, Commissions or Directors Fees (as applicable) not yet earned, which termination shall become effective with respect to Salary and Commissions earned beginning with the first pay period beginning on and after the beginning of the next succeeding Plan Year and/or as to any Bonus paid for the first fiscal year of the Company which commences in the Plan Year after the election is made. A Participant who so terminates his or her deferral election may again defer Compensation by timely filing an election for a subsequent Plan Year, provided that the individual remains eligible to participate in the Plan in such subsequent year. In addition, the Committee may establish rules regarding the number of times that a Participant may terminate his or her deferral election during his or her period of Plan participation.

3.2	Company Contributions.

The Company may, in its sole and absolute discretion, make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Board may determine.

3.3	Investment Elections.

The Committee may, in its sole and absolute discretion, provide each Participant with a list of investment Funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. The Committee may, from time to time, in its sole and absolute discretion, select a commercially-available fund to constitute the Fund actually selected. The Investment Return of each such commercially-available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under subsection 4.1(d).

In making the designation pursuant to this Section, the Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee. Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section in such manner and at such time or times as the Committee shall specify. If a Participant fails to elect a Fund under this Section or if the Committee shall not provide such Participant with a list of Funds pursuant to this Section, then the Participant shall be deemed to have elected a money market or similar fund.

The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company property in which no Participant shall have any interest.

ARTICLE IV.

ACCOUNTS

4.1	Participant Accounts.

The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to (i) investment Funds elected by the Participant pursuant to, Section 3.3 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration, and (ii) separate sub-accounts in order to determine the amount of a Participant’s account which is comprised of Post-2004 Deferrals. A Participant’s Account shall be credited as follows:

(a) As soon as administratively practicable after the last day of the month during which a payroll withholding is made for a Participant, the Committee shall credit the investment fund subaccounts of that Participant’s Account with an amount equal to Salary and/or Commissions and/or Directors Fees deferred by the Participant during each pay period falling in that month in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Salary and/or Commissions and/or Directors Fees that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b) At the end of the month after each Bonus or partial Bonus would have been paid, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c) As soon as administratively practicable after the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company Contribution made to or for the Participant’s benefit in accordance with Section 3.3; that is, the portion of the Participant’s Company Contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(d) At such time or times as the Committee may determine, but not less frequently than monthly, each investment fund subaccount of a Participant’s Account shall be credited with earnings (or losses) in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Company.

ARTICLE V.

VESTING

5.1	Account.

(a) Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such deferrals, shall be one hundred percent (100%) vested at all times.

(b) Company Contributions. The value of a Participant’s Account attributable to any Company Contributions pursuant to Section 3.2 shall vest at such time or times as the Board shall specify in connection with any such contributions. Upon a Separation from Service, a Participant will forfeit any unvested Company Contributions, together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such amounts, and such unvested Company Contributions and additional amounts related thereto will not be included as part of the Participant’s Distributable Amount. Unless otherwise specified by the Board, Participants shall be one hundred percent (100%) vested in such amounts together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such amounts.

ARTICLE VI.

GENERAL DUTIES

6.1	Trustee Duties.

The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2	Company Contributions.

While the Plan remains in effect, the Company shall make contributions to the Trust Fund at least once each quarter. As soon as administratively practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company Contributions, if any, accrued as of the close of the current Plan quarter.

6.3	Department of Labor Determination.

In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of the affected Participants.

ARTICLE VII.

DISTRIBUTIONS

7.1	Distribution of Deferred Compensation – Separation from Service.

(a) Automatic Form of Distribution. Except as otherwise provided herein, in the event that a Participant has a Separation from Service, the Participant’s Distributable Amount shall automatically be paid to the Participant (and after the Participant’s death to his or her Beneficiary) in a cash lump sum payment payable on his or her Payment Commencement Date.

(b) Optional Forms of Distribution. An eligible Participant may, in lieu of a lump sum distribution specified in Section 7.1(a) above, elect any of the following optional forms of distribution based on his or her Years of Service (subject to Section 7.1(c) below):

Years of Service	Form(s) of Distribution
more than 4 but less than 7	20 quarterly installments
more than 6 but less than 10	20 or 40 quarterly installments
10 years or more	20, 40, or 60 quarterly installments

In addition, a Participant whose Service terminates due to Disability and who had less than ten (10) Years of Service at the time of his termination shall be eligible for the same optional forms of distribution as a Participant with ten (10) or more Years of Service, solely with respect to amounts which are not Post-2004 Deferrals. If a Participant is eligible for and elects installment payments, then the substantially-equal quarterly installments shall begin on the Participant’s Payment Commencement Date (subject to any requisite delay as a result of a change in the form of distribution, as described in Section 7.1(c) below).

(c) Distribution Elections.

(1) A Participant may make an optional form of distribution election for all amounts credited to his or her Account at the time he or she completes his or her deferral election form for a Plan Year. A Participant may change his or her optional distribution election not later than the last day of the Plan Year which is at least one year prior to the date on which the Participant’s Separation of Service occurs; provided, however, that any such change with respect to Post-2004 Deferrals shall not be effective for at least one year following the date of such changed election and that the commencement of any Post-2004 Deferral distribution be delayed by at least five (5) years following the Participant’s Separation from Service. A Participant shall elect such method of distribution on a change of distribution election form in accordance with the rules and forms prescribed by the Committee.

(2) Notwithstanding the foregoing, if the Participant’s Distributable Amount is Fifty Thousand Dollars ($50,000) or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date; provided, however, that with respect to Post-2004 Deferrals, this provision shall apply only if the payment is not greater than the lesser of (i) $10,000, or (ii) the applicable dollar amount under Section 402(g)(1)(B) of the Code, and will otherwise be permissible under Section 1.409A-3(j)(4)(v) of the Treasury Regulations.

(3) If the Participant’s Distributable Amount is paid in installments, the Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1(d) and the installment amount shall be adjusted annually to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.

(4) Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 7.4.

(d) Death While Receiving Benefits. If the Participant is receiving installment payments at the time of his or her death, then the Participant’s Beneficiary shall be paid the remaining quarterly installments as they come due. Under all other circumstances, if the Participant dies prior to receiving any of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary in a cash lump sum payment.

7.2	Scheduled and Unscheduled In-Service Withdrawals.

(a) Scheduled In-Service Withdrawals. A Participant may, in connection with his or her Compensation deferral election for a Plan Year, specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Section 4.1(d), subject to the following restrictions:

(1) A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date that is at least two (2) years beyond the end of the deferral Plan Year to which such election applies. A Participant may revoke his or her scheduled withdrawal election or may amend such election consistent with the preceding sentence provided that such election will not take effect for at least one year, and that a Participant may not revoke or amend a scheduled withdrawal election (whether or not relating to the same Distributable Amount) more than twice during his or her period of Plan participation. In addition, any change to a Participant’s Scheduled In-Service Withdrawal election with respect to Post-2004 Deferrals, payment with respect to such changed election shall not commence until at least five (5) years after the Scheduled In-Service Withdrawal payment commencement date pursuant to the prior election.

(2) The election to take a Scheduled In-Service Withdrawal shall be made by completing a form approved by and filed with the Committee.

(3) The amount payable to a Participant in connection with a Scheduled In-Service Withdrawal shall in all cases be one hundred percent (100%) of the Compensation deferred for the Plan Year with respect to which the election applies, together with any earnings credited to such amount pursuant to Section 4.1(d), determined as of the end of the calendar month preceding the month of the Scheduled In-Service Withdrawal date.

(4) Subject to Section 7.4, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in quarterly installments over a two (2), three (3),

four (4) or five (5)-year period (as elected by the Participant); provided, however, that if a Participant’s total distribution for a Scheduled In-Service Withdrawal is $25,000 or less, payment will be in the form of a single lump sum. Lump sum distributions shall be paid in January of the year specified on the election form. Quarterly distributions shall commence in January of the year specified on the election form, and shall continue to be paid as soon as practicable following the end of the calendar quarter, for the duration elected on the election form.

(5) A Participant’s Scheduled In-Service Withdrawal election shall become void and of no effect upon the Participant’s Separation from Service for any reason before the Participant’s scheduled withdrawal date. In such event, the distribution provisions of Section 7.1 shall apply.

(b) Unscheduled In-Service Withdrawals. Participants may request to withdraw vested amounts from their Accounts attributable to Compensation deferrals which are not Post-2004 Deferrals prior to a Separation from Service (an “Unscheduled In-Service Withdrawal”). Upon receiving an Unscheduled In-Service Withdrawal request, the Committee shall authorize such Unscheduled In-Service Withdrawal subject to the following restrictions:

(1) The election to take an Unscheduled In-Service Withdrawal shall be made by completing a form approved by and filed with the Committee.

(2) The amount payable to a Participant in connection with an Unscheduled In-Service Withdrawal shall equal ninety percent (90%) of the Distributable Amount which is not attributable to Post-2004 Deferrals. Notwithstanding the foregoing, if more than ten percent (10%) of the Distributable Amount not attributable to Post-2004 Deferrals consists of Company Contributions (and earnings thereon), then the Unscheduled In-Service Withdrawal amount (the “In-Service Withdrawal Amount”) shall not include any amounts attributable to Company Contributions (and earnings thereon). The In-Service Withdrawal Amount shall be calculated as of the end of the calendar month immediately preceding the month in which the Unscheduled In-Service Withdrawal is made. The In-Service Withdrawal Amount (and not the forfeited amount) shall be subject to all applicable Federal and state income and other taxes.

(3) If a Participant receives an Unscheduled In-Service Withdrawal, the remaining portion of the Distributable Amount which is not attributable to Post-2004 Deferrals, as applicable (i.e., ten percent (10%) of such amount), shall be permanently forfeited and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.

(4) If a Participant receives an Unscheduled In-Service Withdrawal, the Participant shall continue to be eligible to participate in the Plan during the Plan Year in which the Unscheduled In-Service Withdrawal occurred (the “Withdrawal Year”). However, such Participant shall be ineligible to participate in the Plan for (i) the entire Plan Year following the Withdrawal Year, and (ii) the initial portion of the second Plan Year following the Withdrawal Year which is equal in length to the amount of time between the date of the Unscheduled In-Service Withdrawal and the end of the Withdrawal Year.

(5) An Unscheduled In-Service Withdrawal of the Participant’s Distributable Amount pursuant to this Section shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing and subject to the Committee’s approval, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Unscheduled In-Service Withdrawal election is approved.

7.3	Unforeseeable Emergency Withdrawal.

(a) Triggering an Unforeseeable Emergency Hardship Withdrawal. Upon the written request of a Participant, the Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account because of an Unforeseeable Emergency. If a Participant receives a distribution pursuant to this Section, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs. A Participant whose participation is suspended as described in the preceding sentence shall be permitted to submit a new election form and to begin making deferrals with respect to Compensation earned during Plan Years following the Plan Year in which the distribution occurred.

(b) Distribution Attributable to an Unforeseeable Emergency. The amount of a hardship withdrawal pursuant to this Section 7.3 shall not exceed the lesser of (i) the Participant’s vested Account balance, or the (ii) the amount reasonably needed to satisfy the Unforeseeable Emergency, as determined by the Committee. The amount reasonably necessary to satisfy the Unforeseeable Emergency need (which may include amounts necessary to pay any applicable income taxes or penalties reasonably anticipated to result from the distribution) shall be made by the Committee, and with respect to Post-2004 Deferrals, shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(3). Unless the Committee, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Committee approves the Participant’s request.

7.4	Section 162(m) Limitation.

If the Committee determines in good faith that there is a reasonable likelihood that all or any portion of any payment of benefits under this Article VII to a Participant would not be deductible for federal income tax purposes by the Company because of a limitation on the total amount of the Participant’s deductible compensation from the Company pursuant to Section 162(m) of the Code, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company, the following shall apply:

(a) Payment of the non-deductible amount shall be deferred until the first day of the following fiscal year of the Company;

(b) If the amount deferred under subsection (a) above would exceed the limitation of the total amount of the Participant’s deductible compensation from the Company for the following fiscal year, the excess shall be deferred to the first day of the succeeding fiscal year in which the deductibility of compensation paid or payable to the Participant will not be so limited, subject to subsection (c) below;

(c) In no event shall any payment be deferred under this Section 7.4 more than, three (3) years from the date scheduled for payment under this Article VII, provided, however, that with respect to Post-2004 Deferrals, any delay pursuant to this Section 7.4 shall be made in compliance with Treasury Regulation Section 1.409A-2(b)(7)(i) ; and

(d) Adjustment for earnings shall continue to be applied under Section 4.1(d) during the period of deferral under this Section.

7.5	Delayed Distribution for Specified Employees.

Notwithstanding any provision to the contrary in the Plan, if a Participant is deemed by the Committee at the time of his Separation from Service to be a Specified Employee, to the extent delayed commencement of any portion a distribution to which the Participant is entitled under the Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s distribution shall not be provided to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (b) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 7.5 shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid as otherwise provided herein. Adjustment for earnings shall continue to be applied under Section 4.1(d) during the period of deferral under this Section.

ARTICLE VIII.

ADMINISTRATION

8.1	Committee.

A Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

8.3	Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)	To select the funds to be the Funds in accordance with Section 3.3 hereof;

(2)	To construe and interpret the terms and provisions of this Plan;

(3)	To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(5)	To maintain all records that may be necessary for the administration of the Plan;

(6)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8)	To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(9)	To designate the subsidiaries that will participate in the Plan; and

(10)	To determine the entities that constitute predecessor employers for purposes of determining Years of Service.

8.4	Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. It is intended that the Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, to the extent that such provisions are applicable to the Plan, so as not to subject any Participant to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

8.5	Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

8.6	Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7	Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account at least quarterly.

ARTICLE IX.

MISCELLANEOUS

9.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in, any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3	Withholding.

There shall be deducted from each payment made under the Plan, all taxes that are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes. In addition, when a Participant becomes vested with respect to a Company Contribution, the Company shall be entitled to require payment by the Participant of any taxes required to be withheld with respect to such Company Contribution, in amounts and in a manner to be determined in the sole discretion of the Committee.

9.4	Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.1, provided that amounts which are not Post-2004 Deferrals may be subject to earlier distribution at the discretion of the Committee.

9.5	Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.6	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.7	No Employment Rights.

Participation in this Plan shall not confer upon any person any right to be employed by (or otherwise continue in the Service of) the Company or any other right not expressly provided hereunder.

9.8	Headings, etc. Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 30th day of October, 2008.

SYMMETRICOM, INC.

By:	/s/ Bill Minor

Title:	Executive Vice President of Human Resource